Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Chromcraft Revington, Inc.:
We consent to the incorporation by reference in the registration statement (No. 33-48728) on Form S-8 of Chromcraft Revington, Inc. of our report dated April 17, 2009, with respect to the consolidated balance sheets of Chromcraft Revington, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, which report appears in the December 31, 2008 annual report on Form 10-K of Chromcraft Revington, Inc.
Our report refers to the Company’s adoption of the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007, and the change in accounting for inventory from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method for certain businesses, and applied this change retrospectively in accordance with Statement of Financial Accounting Standards (SFAS) No. 154, Accounting Changes and Error Corrections.
/s/ KPMG LLP
Indianapolis, Indiana
April 17, 2009